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                                                                   EXHIBIT 10.40

May 27, 2004 (as amended March 14, 2005)

Mr. Darryl Lustig, Vice President, Primary Care
Quinton Cardiology, Inc.
3 South Liberty Drive
South Barrington, IL 60010

Dear Darryl,

The purpose of this letter is to document our previous discussions on the FY 2004 sales bonus plan. The sales bonus is in addition to your participation in the 2004 Management Incentive Program (enclosed).

Your 2004 sales bonus will be based on the recorded revenues of the Burdick products for the year-ending December 31, 2004. Your 2004 sales target has been established by the Company's CEO. You must achieve 90% of your sales revenue target to be eligible for a bonus.

As the following table indicates, at 90% of your sales target you will be eligible for a bonus of 10% of your base salary. At between 91% and 100% of your sales target your bonus percentage will increase from 10% by an additional 2% for each additional 1% of achievement. If greater than 100% of your sales target is achieved, your bonus percentage will increase from 30% by 1% for each 1% by which your sales target is exceeded.

2004               % to                            Base +
                   2004
                  Sales
Base Salary       Target   Sales Bonus  % Base     Bonus
168,015             90%      $16,802     10%      $184,817
                    91%       20,162     12%       188,177
                    92%       23,522     14%       191,537
                    93%       26,882     16%       194,897
                    94%       30,243     18%       198,258
                    95%       33,603     20%       201,618
                    96%       36,963     22%       204,978
                    97%       40,324     24%       208,339
                    98%       43,684     26%       211,699
                    99%       47,044     28%       215,059
                   100%       50,405     30%       218,420
                   101+                  +1% for each 1% over 100%

Your sales bonus, if any, will be paid no later than 30-days following the conclusion of the audit of the financial statements for the year ending December 31, 2004 and their filing with the SEC. The audited financial statements will be used to assure the reasonableness of the revenue amount used in computing your bonus. If the audit and filing with the SEC is not completed by March 31, 2005, the incentive, if any, will be paid during the following month in conjunction with normal payroll practices.

Separation of employment, by resignation or termination, prior to March 31, 2005 will result in forfeiture of the bonus payment.

Two copies of this letter are provided; please sign as acceptance and return one copy to Lynda Melugin, Director, Human Resources, and retain the other copy for your personal files.

/s/ John R. Hinson                              /s/ Darryl Lustig
-----------------------------                   -----------------
John Hinson                                     Darryl Lustig
President and CEO                               Vice President, Primary Care